As filed with the Securities and Exchange Commission on June 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HMS HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3656261
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5615 High Point Drive, Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

HMS HOLDINGS CORP. 2016 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Meredith W. Bjorck

Executive Vice President, General Counsel and Corporate Secretary

5615 High Point Drive

Irving, Texas 75038

(Name and address of agent for service)

(972) 916-2380

(Telephone number, including area code, of agent for service)

with copies of communications to:

John A. Granda, Esq.

Stinson Leonard Street LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

(816) 691-3188

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	8,936,784 shares(2)	$17.08	$152,640,270.70	$15,370.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2016 Omnibus Incentive Plan (the “2016 Plan”), by reason of any stock split, stock dividend or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.
(2)	Represents 8,936,784 shares of the Registrant’s common stock that are or may become available for future issuance under the 2016 Plan, consisting of (a) 8,800,000 shares reserved for issuance under the 2016 Plan, plus (b) up to 136,784 shares of the Registrant’s common stock subject to equity awards granted under the Registrant’s Fourth Amended and Restated 2006 Stock Plan, as amended, and the HDI Holdings, Inc. Amended 2011 Stock Option and Stock Issuance Plan, that were outstanding on or after February 29, 2016 and prior to June 23, 2016 (the effective date of the 2016 Plan) and (i) have terminated, lapsed, forfeited or were settled in cash, or (ii) were used to satisfy tax withholding obligations with respect to such awards other than options or stock appreciation rights.
(3)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act and are based upon the average of the high and low prices of the Registrant’s common stock reported on the NASDAQ Global Select Market on June 27, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) on file with the Commission (File No. 000-50194):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016 (including information specifically incorporated by reference therein from the Registrant’s definitive proxy statement on Schedule 14A, filed on April 29, 2016);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 10, 2016;

(c)	the Registrant’s Current Reports on Form 8-K, filed on February 3, 2016, May 5, 2016 and June 27, 2016; and

(d)	the description of the Registrant’s common stock, par value $0.01 per share, contained in Item 1.01 of the Registrant’s Registration Statement on Form 8-K/12g-3, filed on July 23, 2013 (including the information under "Comparison of Shareholder Rights Under Delaware and New York Corporate Law and Charter Documents" from the Registrant's definitive proxy statement on Schedule 14A, filed on May 22, 2013, referenced in the Registrant's Form 8-K/12g-3), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Article Seventh of the Registrant’s Certificate of Incorporation, as amended (the “Charter”), provides that to the fullest extent permitted by the DGCL, as it presently exists or may thereafter be amended, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director.

Article Eighth of the Charter provides, among other things, that the Registrant shall indemnify each person who was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article Eighth of the Charter also provides, among other things, that the Registrant shall indemnify each person who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made under Article Eighth in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

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Article Eighth of the Charter further provides that, to the extent that any person entitled to indemnification under Article Eighth has been successful, on the merits or otherwise, in defense of any action suit or proceeding referred to in the two immediately preceding paragraphs, or in defense of any claim, issue or matter therein, or on appeal therefrom, such person shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of such person in connection therewith. Article Eighth of the Charter further provides that the Registrant must advance any expenses incurred in defending such action, suit proceeding or investigation, subject to limited exceptions, and that the indemnification and advancement of expenses provided by the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Article Eighth of the Charter also provides that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, the Registrant has entered into a form of indemnification agreement with each director and certain officers of the Registrant, to indemnify such individuals to the fullest extent permitted by the DGCL, subject to the terms and conditions provided in the indemnification agreement. These agreements supplement and clarify the existing indemnification provisions of the Registrant’s Charter, and further establish the processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification. The Registrant also maintains insurance pursuant to which officers and directors are indemnified or insured against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description

4.1	Conformed copy of Certificate of Incorporation of the Registrant, as amended through July 9, 2015 (incorporated by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q (File No. 000-50194) as filed with the Commission on August 10, 2015)

4.2	Amended and Restated Bylaws of the Registrant dated May 4, 2016 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-50194) as filed with the Commission on May 5, 2016)

5.1*	Opinion of Stinson Leonard Street LLP regarding legality

23.1*	Consent of KPMG LLP

23.2*	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

99.1	HMS Holdings Corp. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-50194) as filed with the Commission on June 27, 2016)

_________________________

*	Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 29th day of June, 2016.

HMS HOLDINGS CORP.

By:	/s/ William C. Lucia
William C. Lucia
Chief Executive Officer (Principal Executive Officer and Duly Authorized Officer)

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POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints William C. Lucia, Jeffrey S. Sherman and Meredith W. Bjorck, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ William C. Lucia	Director, Chairman of the Board, President and	June 29, 2016
William C. Lucia	Chief Executive Officer
(Principal Executive Officer)

/s/ Jeffrey S. Sherman	Executive Vice President, Chief Financial Officer and Treasurer	June 29, 2016
Jeffrey S. Sherman	(Principal Financial Officer)

/s/ Greg D. Aunan	Senior Vice President and Chief Accounting Officer	June 29, 2016
Greg D. Aunan	(Principal Accounting Officer)

/s/ Robert Becker	Director	June 29, 2016
Robert Becker

/s/ Craig R. Callen	Director	June 29, 2016
Craig R. Callen

/s/ William F. Miller III	Director	June 29, 2016
William F. Miller III

/s/ Ellen A. Rudnick	Director	June 29, 2016
Ellen A. Rudnick

/s/ Bart M. Schwartz	Director	June 29, 2016
Bart M. Schwartz

/s/ Cora M. Tellez	Director	June 29, 2016
Cora M. Tellez

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Conformed copy of Certificate of Incorporation of the Registrant, as amended through July 9, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-50194) as filed with the Commission on August 10, 2015)

4.2	Amended and Restated Bylaws of the Registrant dated May 4, 2016 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-50194) as filed with the Commission on May 5, 2016)

5.1*	Opinion of Stinson Leonard Street LLP regarding legality

23.1*	Consent of KPMG LLP

23.2*	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

99.1	HMS Holdings Corp. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-50194) as filed with the Commission on June 27, 2016)

__________________________

*	Each document marked with an asterisk is filed herewith.

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